Exhibit 99.1
Mylan Receives $26.2 Million From Exercise of Overallotment Option of Common Stock
PITTSBURGH, Dec. 6/PRNewswire-FirstCall/ — Mylan Inc. (NYSE: MYL) announced that it has received net proceeds after fees and commissions of $26.2 million following completion of the sale of 1.94 million shares of common stock pursuant to the underwriters’ partial exercise of the overallotment option granted in connection with its recently completed common stock offering. The overallotment option was exercised at the offering price of $14 per share.
After giving effect to this transaction, Mylan has approximately 304 million shares of common stock outstanding.
The joint book-running managers for the common stock offering were Merrill Lynch & Co. and Goldman, Sachs & Co. Merrill Lynch & Co. is acting as sole global coordinator for all financings for Mylan. Co-managers for the common stock offering are Citi, JPMorgan and Cowen and Company.
Copies of the prospectuses related to the offerings may obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.
This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.
This press release contains statements that constitute “forward-looking statements”, including with regard to the Company’s securities offerings. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the prevailing conditions in the public capital markets; significant fluctuations in interest rates or inflation; economic recession; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s stock; and the other risks detailed in the Company’s prospectus supplements and in periodic filings filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
Mylan Inc. is one of the world’s leading quality generic and specialty pharmaceutical companies. The Company offers one of the industry’s broadest and highest quality product portfolios, a robust product pipeline and a global commercial footprint through operations in more than 90 countries. Through its controlling interest in Matrix Laboratories Limited, Mylan has direct access to one of the largest active pharmaceutical ingredient (API) manufacturers in the world. Dey L.P., Mylan’s fully integrated specialty business, provides the Company with innovative and diversified opportunities in the respiratory and allergy therapeutic areas. For more information about Mylan, please visit www.mylan.com.
SOURCE: Mylan Inc.
CONTACT: Kris King, +1-724-514-1800